Exhibit 10.13

STABLECOINX ASSETS INC.

(as the Partner)

and

ETHENA OPCO LTD.

(as Ethena)

DISTRIBUTION PARTNERSHIP AGREEMENT

THIS AGREEMENT is dated May 22, 2026

BETWEEN

1	STABLECOINX ASSETS INC., a Delaware corporation (together with its successors and permitted assigns, the Partner); and

2	ETHENA OPCO LTD., a company registered in the British Virgin Islands with registration number 2138855, with its registered office at Craigmuir Chambers, PO Box 71, Road Town, Tortola VG1110, British Virgin Islands (Ethena).

BACKGROUND

A	The Parties entered into a memorandum of understanding on 14 April 2026 (the MOU) pursuant to which the Parties agreed to negotiate an agreement whereby the Partner would act as a distribution partner for Ethena for the distribution of the Ethena Products.

B	This Agreement is the ‘Final Agreement’ as contemplated by and defined in the MOU.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement:

Business Day means any day which is not a Saturday, Sunday or recognised public holiday in the British Virgin Islands.

Ethena Products means the digital dollar products supported by the Ethena network, known as USDe and USDtb.

Institutional Investor shall mean any corporation, partnership, trust, limited liability company, fund, or other institutional entity (excluding any natural person) that (i) is primarily engaged in the business of investing, trading, or managing capital or digital assets, and (ii) acquires the Ethena Products through an institutional onboarding process or over-the-counter (OTC) trading desk rather than through a retail exchange interface.

MOU has the meaning given to that term in the recitals hereto.

Parties means the Partner and Ethena; and Party means either of them.

1.2	Unless the context otherwise requires, in this Agreement references to:

(a)	each gender includes the others;

(b)	the singular and the plural each includes the other;

(c)	Clauses, Schedules or Appendices are to clauses or schedules of and appendices to this Agreement;

(d)	this Agreement include its Schedule[s];

(e)	including and cognate terms means including without limitation;

(f)	person includes any natural person, company, corporation, government, state, agency, international organisation or other entity, and where the context permits includes any partnership, trust or other unincorporated association of persons;

(g)	any agreement, document or instrument is a reference to that agreement, document or instrument as amended, novated, supplemented, extended, replaced or restated from time to time;

(h)	legislation include any modification or re-enactment thereof; and

(i)	writing and cognate terms includes manuscript, facsimiles, emails and other forms of electronic communication.

1.3	Clause headings do not affect their interpretation.

2	DISTRIBUTION OF ETHENA PRODUCTS

2.1	Ethena hereby appoints the Partner as a non-exclusive distribution partner to facilitate broader adoption of the Ethena Products by Institutional Investors (the Objective).

2.2	It is agreed that the Partner shall be permitted to pursue the Objective in such manner as it may select (and Ethena shall be under no obligation to monitor or assist the Partner in respect thereof) but it is understood that the Partner will acquire Ethena Products by raising capital either:

(a)	on-balance sheet, by raising capital through the issuance of debt, equity, or hybrid securities on its balance sheet, and utilizing the proceeds to acquire Ethena Products; or

(b)	off-balance sheet, by launching and managing investment-related products (including, but not limited to, exchange-traded products (ETPs), exchange-traded funds (ETFs), mutual funds, private funds, or other similar investment vehicles) designed to acquire Ethena Products (the acquisition of Ethena Products under subsections (a) and (b) hereof is referred to as an Objective Acquisition).

3	FEES AND COMPENSATION

Ethena shall pay to the Partner the fees set forth in Schedule 1 hereto.

4	TERMINATION OF MEMORANDUM OF UNDERSTANDING

The Parties agree that this Agreement is the ‘Final Agreement’ as defined in the MOU and that by entering into this Agreement, the MOU shall be terminated and be of no further force or effect with effect from the date of execution hereof.

5	FORCE MAJEURE

No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (Impacted Party) control, including, without limitation, the following force majeure events (each a Force Majeure Event): acts of God; flood, fire, earthquake or explosion; war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; government order or law; actions, embargoes or blockades in effect on or after the date of this Agreement; action by any governmental authority; national or regional emergency; strikes, labour stoppages or slowdowns or other industrial disturbances; shortage of adequate power or transportation facilities; blockchain network disruptions or congestion; smart contract failures or exploits; cybersecurity breaches or hacking events; digital asset exchange outages; and regulatory actions specifically targeting digital assets or stablecoins. The Impacted Party shall give written notice within 10 Business Days of the relevant Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 30 calendar days following written notice given by it, the other Party may thereafter immediately terminate this Agreement upon written notice.

6	CONFIDENTIALITY

6.1	For the purposes of this Clause 6:

(a)	the term Confidential Information shall include, without limitation, trade secrets, business plans, strategies, methods and/or practices, proprietary concepts, documentation, records, and information related to the operations, business, financial affairs, products, services, systems, customers, and Intellectual Property Rights of each Party, as well as the terms and existence of this Agreement; and

(b)	the term Intellectual Property Rights means all patents, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights and rights in data, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

6.2	During the term of this Agreement, each Party may have access to Confidential Information belonging to the other Party. Each Party acknowledges that the Confidential Information to be disclosed by each of them under this Agreement is of a unique and valuable character, and that the unauthorized dissemination or use of such Confidential Information would destroy or diminish the value of such information. The harm caused to the disclosing Party by any such unauthorized dissemination or use cannot be fully or adequately compensated by money damages, and would constitute irreparable injury. Each Party agrees that in the event of any breach by it of the terms of this Agreement, that damages would not be an adequate remedy to the other Party, and that it will not argue to the contrary in the event of any application by that Party for an injunction or other order before the courts of any jurisdiction.

6.3	Each Party agrees to use the Confidential Information solely for the purposes of this Agreement and not to disclose such Confidential Information to any third party without the express prior written consent of the disclosing Party. Each Party further agrees to take all reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, and not to use the Confidential Information for any purpose not expressly permitted by this Agreement, either during or after the term of this Agreement, except with the express prior written consent of the disclosing Party.

6.4	Without prejudice to the generality of the foregoing, either Party may disclose Confidential Information to the minimum extent required by:

(a)	an order of any court of competent jurisdiction or any regulatory, judicial, governmental or similar body or any taxation authority of competent jurisdiction;

(b)	the rules of any listing authority or stock exchange on which its shares are listed or traded; or

(c)	the laws or regulations of any country to which its affairs are subject.

6.5	Before either Party discloses any Confidential Information pursuant to Clause 6.4 it shall, to the extent permitted by law, give the other as much notice of this disclosure as possible. Where notice of such disclosure is not prohibited and is given in accordance with Clause 6.5, the disclosing Party shall take into account the other Party’s requests in relation to the content of such disclosure.

6.6	Each Party’s obligations under this Clause 6 shall continue in full force and effect for a period of two (2) years from the date of termination of this Agreement, howsoever caused.

7	INTELLECTUAL PROPERTY

The Parties acknowledge and agree that all intellectual property rights, including but not limited to patents, copyrights, trademarks, trade secrets, knowledge, and any other proprietary rights which belong to each Party are not licensed or otherwise transferred to the other Party as a result of this Agreement.

8	INDEMNIFICATION

Each Party (the Indemnifying Party) agrees to indemnify and hold harmless the other Party, and its directors, officers, employees, and agents (the Indemnified Parties), from and against any and all losses, liabilities, damages, claims, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) (collectively, Losses) resulting from or arising out of the gross negligence or intentional misconduct of the Indemnifying Party in connection with the performance of its obligations under this Agreement, provided that the Indemnified Party gives the Indemnifying Party prompt written notice of any claim for which it seeks indemnification. The Indemnifying Party shall have the right to assume, at its expense, control of the defence of any such claim. The Indemnified Party shall cooperate reasonably in the defence of any such claim. This indemnification shall survive the termination of this Agreement.

8.1	Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be liable to the other Party for any indirect, incidental, consequential, special, or exemplary damages (including loss of profits, revenue, data, or goodwill) arising out of or in connection with this Agreement, regardless of the theory of liability.

8.2	Neither Party’s total aggregate liability under this Agreement shall exceed the total Fees received by the Partner in the twelve (12) months immediately preceding the event giving rise to such liability.

9	REPRESENTATIONS

9.1	In this Clause:

Anti-Corruption Laws means all laws, rules and regulations from time to time, as amended, concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other applicable anti-bribery and corruption laws.

Anti-Money Laundering Laws means the applicable money laundering statutes of all Relevant Jurisdictions with respect to each Party, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

Relevant Jurisdiction means, in relation to any Party, (i) its jurisdiction of registration, (ii) any jurisdiction where it has material assets; (iii) any jurisdiction which it conducts business; or (iv) any jurisdiction where it conducts any regulated basis or it or its business is otherwise subject the laws of such jurisdiction.

Sanctions means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures enacted, administered, implemented and/or enforced from time to time by any of (i) the United Nations; (ii) the European Union; (iii) the government of the United States of America; or (iv) the government of the United Kingdom (including but not limited to through any relevant Sanctions Authority).

Sanctions Authority means any agency or person which is duly appointed, empowered or authorised to enact, administer, implement and/or enforce Sanctions, including (without limitation) (i) the Department of the Treasury’s Office of Foreign Assets Control of the United States of America; (ii) the United States Department of State or the United States Department of Commerce; and (iii) His Majesty’s Treasury of the United Kingdom.

9.2	Each Party represents and warrants to each other Party on the date of this Agreement that:

(a)	It is a corporation or company with limited liability, duly incorporated, validly existing and where applicable, in good standing under the laws of the jurisdiction where it is expressed to be registered.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	The obligations expressed to be assumed by it under this Agreement are its legal, valid, binding and enforceable obligations.

(d)	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

(e)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(f)	All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

(ii)	to make this Agreement admissible in evidence in each Relevant Jurisdiction, have been obtained or effected and are in full force and effect.

(g)	It is not necessary that this Agreement be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid in any Relevant Jurisdiction.

(h)	Neither it nor, to the best of its knowledge and belief, any director, officer, agent, employee or affiliate of it, is currently a designated target of, or is otherwise a subject of, any Sanctions.

(i)	It is conducting and will continue to conduct its business in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(j)	It implements, maintains, and will continue to maintain in effect policies and procedures (which may be maintained on a group basis) to ensure compliance by it and its respective directors, members, officers and employees with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(k)	Its operations are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, as amended, and the Anti-Money Laundering Laws.

9.3	The representations made in this Clause are deemed to be repeated by each Party by reference to the facts and circumstances then existing on the first day of each calendar month whilst this Agreement is in force.

10	COSTS AND EXPENSES

Each Party shall bear its own costs and expenses (including legal, accounting, due diligence, and other professional fees and disbursements) arising out of or in connection with this Agreement, including in relation to the negotiation, preparation, execution, and performance of this Agreement. No Party shall be responsible for the costs or expenses incurred by the other Party in connection with this Agreement unless otherwise expressly agreed in writing.

11	TERMINATION

11.1	Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

(a)	the other Party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than 15 Business Days after being notified in writing to make such payment;

(b)	the other Party commits a material breach of any term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 15 Business Days after being notified in writing to do so;

(c)	the other Party repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

(d)	the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts;

(e)	the other Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors;

(f)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the other Party;

(g)	the other Party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

(h)	any representation given by the other Party in Clause 9 of this Agreement is found to be untrue in all material respects or materially misleading and the other Party fails to cure the underlying condition giving rise to such misrepresentation or to demonstrate to the reasonable satisfaction of the non-breaching Party that the representation was not untrue or misleading at the time it was made or deemed repeated, within a period of 30 Business Days after being notified of such representation that is alleged to be untrue or misleading.

11.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement on giving not less than 180 days’ written notice to the other Party.

12	MISCELLANEOUS

12.1	This Agreement (and any documents referred to in it) contains the whole Agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous understandings and agreements between the Parties relating to these transactions (including, without limitation, the MOU). Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and any documents referred to in it) made by or on behalf of any other Party or any other person whatsoever before the execution of this Agreement. Each Party waives all rights and remedies which, but for this clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this clause shall limit or exclude any liability for wilful misconduct or fraud.

12.2	Each Party shall take whatever action another Party may reasonably request in order to give full commercial effect to the terms of this Agreement.

12.3	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

12.4	No delay or omission on the part of any Party in exercising any right, power or remedy provided by the law of any jurisdictions or under this Agreement shall:

(a)	impair such right, power or remedy;

(b)	operate as a waiver thereof; or

(c)	constitute an election to affirm this Agreement.

12.5	No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies of each Party are cumulative and not exclusive of any rights or remedies provided by law.

12.6	This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

12.7	This Agreement may only be amended by an instrument in writing signed by each Party to this Agreement.

12.8	No waiver of any right or rights arising under this Agreement shall be effective unless such waiver is in writing and signed by the Party whose rights are being waived.

12.9	All payments to be made under this Agreement shall be made in cleared funds, without any deduction and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority save as required by law. If a Party to this Agreement is compelled to make any such deduction, it will pay to the receiving Party such additional amounts as are necessary to ensure receipt by the receiving Party of the full amount which that Party would have received but for the deduction.

12.10	This Agreement shall not be deemed to create any partnership, joint venture, agency, fiduciary, or employment relationship between the Parties. No Party holds itself out as the agent or partner of any other Party.

12.11	Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the Partner may assign its rights and obligations under this Agreement to any successor entity or affiliate of the Partner without the prior written consent of Ethena, subject to the Partner providing written notice to Ethena of such assignment. For the avoidance of doubt, the Partner may assign its rights and obligations under this Agreement to StablecoinX Inc. without the prior written consent of Ethena.

13	NOTICES

13.1	All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when actually received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

13.2	The address and electronic mail address of each Party for any communication or notice to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Partner:

Address:	StablecoinX 6160 Warren Pkwy, Suite 100 Frisco, TX 75034

For the attention of:	Young Cho

Email:

or such other particulars as the Partner may notify Ethena in writing; and

(b)	in the case of Ethena:

Address:	Craigmuir Chambers, PO Box 71, Road Town, Tortola VG1110, British Virgin Islands

For the attention of:	Marc Piano

Email:

or such other particulars as Ethena may notify each other Party in writing.

13.3	Any notice given under or in connection with this Agreement must be in English.

14	GOVERNING LAW AND JURISDICTION

14.1	This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the British Virgin Islands, without giving effect to its principles or rules of conflict of laws.

14.2	The Parties agree that any dispute arising out of or in relation to this Agreement shall be referred to arbitration administered by the BVI International Arbitration Centre (BVI IAC) under the BVI IAC Arbitration Rules then in force. In connection therewith:

(a)	the number of arbitrators shall be three;

(b)	the seat of arbitration shall be Road Town, Tortola, British Virgin Islands; and

(c)	the language to be used in the arbitration shall be English.

[signature page follows]

EXECUTION PAGE

The Parties have executed this Agreement on the day and year first above written.

Partner

Executed and delivered by	)
StableCoinX Assets Inc.	)	/s/ Young Cho
acting by its duly authorised signatory	)	Name: Young Cho
(Authorised Signatory)

Ethena

Executed and delivered by	)
Ethena OpCo Ltd.	)	/s/ Petrus Basson
acting by its duly authorised director	)	Name: Petrus Basson
For and on behalf of Ethena Foundation
(Sole Director)

SCHEDULE 1

Fees

1.	Ethena shall pay to the Partner the fees (Fees):

(a)	in USDe, USDtb and/or USDC, to the wallet address identified to Ethena in writing by the Partner prior to the payment of any Fee (and, for the avoidance of doubt, any failure by Ethena to pay any amount to the Partner as a result of the Partner’s failure to provide a suitable wallet shall not be deemed to be a breach of this Agreement); or

(b)	in fiat, to the bank account identified to Ethena in writing by the Partner prior to the payment of any Fee (and, for the avoidance of doubt, any failure by Ethena to pay any amount to the Partner as a result of the Partner’s failure to provide a suitable account shall not be deemed to be a breach of this Agreement).

2.	The Fees shall be earned upon the Objective Acquisition of Ethena Products by the Partner or any entity under the control of the Partner, and shall be payable by Ethena monthly in arrears, no later than 20 calendar days following the end of the month to which such Fees relate. For the avoidance of doubt, no Fee shall be payable in respect of any calendar month in which no Ethena Products are acquired.

3.	Fees shall be aggregated on the last day of the month by reference to the value of Ethena Products acquired through an Objective Acquisition during such calendar month by the Partner or any entity under the control of the Partner, calculated by reference to the total gross dollar equivalent of Ethena Products on the date of such Objective Acquisition, inclusive of any leverage, debt, or margin utilized, and will not be limited to the initial equity or unlevered capital raised by such Partner or entity controlled by such Partner (the Acquisition Amount).

4.	The Fees shall initially be equal to 5bps of the Acquisition Amount, subject to adjustment (the Fee Rate). The Fee Rate may be adjusted by mutual written agreement of the Parties to any rate within the range of 1-10bps of the Acquisition Amount.

Sch. 1-1